                                                                    EXHIBIT 11.1

             D.R. HORTON, INC. AND CONTINENTAL HOMES HOLDING CORP.

                       COMPUTATION OF EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    CONTINENTAL
                                                                    -----------
                                          PRO FORMA COMBINED          TWELVE
                                   --------------------------------   MONTHS
                                   FISCAL YEARS ENDED SEPTEMBER 30,    ENDED
                                   --------------------------------  SEPTEMBER
                                      1995       1996       1997     30, 1997
                                   ---------- ---------- ---------- -----------
FULLY DILUTED:
  Net income from operations...... $   34,360 $   53,166 $   65,284   $29,080
  Interest expense on convertible
   subordinated notes, net of
   income taxes...................      1,604      2,778      3,498     3,498
                                   ---------- ---------- ----------   -------
                                   $   35,964 $   55,944 $   68,782   $32,578
                                   ========== ========== ==========   =======
  Net income...................... $   34,360 $   46,248 $   64,962   $28,758
  Interest expense on convertible
   subordinated notes, net of
   income taxes...................      1,604      2,778      3,498     3,498
                                   ---------- ---------- ----------   -------
                                   $   35,964 $   49,026 $   68,460   $32,256
                                   ========== ========== ==========   =======
  Weighted average number of
   shares outstanding (000's).....     44,315     47,914     52,197     6,889
  Conversion of convertible
   subordinated notes (99.78885
   pro forma shares per $1,000
   principal amount in 1995, 1996
   and 1997; 42.105 shares per
   $1,000 principal amount for
   Continental only in the twelve
   months ended September 30,
   1997) (000's)..................      3,529      5,901      8,607     3,632
  Incremental shares relating to
   stock options (000's)..........        406        283        598        68
                                   ---------- ---------- ----------   -------
  Weighted average number of
   shares outstanding assuming
   full dilution (000's)..........     48,250     54,098     61,402    10,589
                                   ========== ========== ==========   =======
  Fully-diluted per share amounts
   of:
    Net income from operations.... $     0.75 $     1.03 $     1.12   $  3.08
                                   ========== ========== ==========   =======
    Net income.................... $     0.75 $     0.91 $     1.11   $  3.05
                                   ========== ========== ==========   =======